Exhibit 5.1
LOWENSTEIN SANDLER PC
1251 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10020
May 6, 2011
Cambium Learning Group, Inc.
17855 North Dallas Parkway, Suite 400
Dallas, Texas 75287
Re: Cambium Learning Group, Inc.’s Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to Cambium Learning Group, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offer by the Company to exchange (the “Exchange Offer”) up to $175,000,000 in principal amount of the Company’s 9.75% new Senior Secured Notes due 2017, which are subject to the Registration Statement (the “Exchange Notes”), for an equal principal amount of the Company’s 9.75% Senior Secured Notes due 2017, which were issued in transactions not registered under the Securities Act (the “Outstanding Notes”). The Exchange Notes will be fully and unconditionally guaranteed (the “Subsidiary Guarantees” and together with the Exchange Notes, the “Securities”) by each of the Company’s subsidiaries listed in Schedule I hereto (the “Opinion Guarantors”) and Cambium Education, Inc. (collectively with the Opinion Guarantors, the “Guarantors”). The Outstanding Notes were issued, and the Exchange Notes will be issued, pursuant to the Senior Secured Notes Indenture, dated as of February 17, 2011 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). We are issuing this opinion in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.
     In connection with the foregoing, we have examined: (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference); (b) the Indenture (including the Subsidiary Guarantees contained therein); and (c) such corporate or organizational records of the Company and the Opinion Guarantors, certificates of incorporation, by-laws and other governing instruments of the Company and the Opinion Guarantors, certificates of officials of the Company, the Opinion Guarantors and public officials and other proceedings, documents and records as we have deemed necessary to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents, certificates and instruments submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
     We have also assumed for purposes of our opinions that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture and that the Indenture constitutes a legal, valid and binding obligation of the Trustee.
     Based upon the foregoing, subject to the qualifications hereinafter set forth, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

     (A) the Securities proposed to be issued pursuant to the Exchange Offer have been duly authorized by the Company and each of the Opinion Guarantors for issuance; and
     (B) subject to the Registration Statement becoming effective under the Securities Act of 1933 and to compliance with any applicable state securities laws, when issued and delivered in accordance with the Exchange Offer and the Indenture: (i) the Exchange Notes will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and the Subsidiary Guarantees contained therein, subject to the applicable Enforceability Exceptions (as defined below), and (ii) the Subsidiary Guarantees will constitute valid and legally binding obligations of the Opinion Guarantors, subject to the applicable Enforceability Exceptions.
     All of the opinions expressed by us above are specifically subject to the following exceptions, qualifications and limitations:
     A. The enforceability of the Exchange Notes and Subsidiary Guarantees are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium and similar laws affecting the enforcement of creditors’ rights generally; (ii) the effect of public policy and of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought; and (iii) the qualification that certain remedial, waiver or other provisions of the Indenture, the Exchange Notes and the Subsidiary Guarantees are or may be unenforceable in whole or in part under the laws of the States of New York, Delaware or Colorado, or the federal laws of the United States of America (the “Covered Laws”), but such unenforceability will not render any of the Exchange Notes or the Subsidiary Guarantees invalid as a whole or preclude (A) judicial enforcement of the obligation of the Company to repay the principal, together with interest thereon (to the extent not deemed a penalty) as provided in the Exchange Notes, (B) acceleration of the obligation of the Company to repay such principal, together with interest, upon a material default in a material provision of the Indenture or any Exchange Notes, or (C) enforcement in accordance with the applicable law of the security interest in the Collateral (as defined in the Indenture) created by the Collateral Documents (as defined in the Indenture) upon maturity or upon acceleration as provided in clause (B) above (clauses (i) through (iii) above being referred to collectively in this letter as the “Enforceability Exceptions”).
     B. We have made no examination of, and express no opinion or other assurance as to: (i) the enforceability of any provisions in the Indenture, the Exchange Notes or the Subsidiary Guarantees that purport to establish (or may be construed to establish) evidentiary standards, or that constitute waivers prohibited by the Covered Laws, or (ii) the enforceability of governing law clauses included in the Indenture, the Exchange Notes or the Subsidiary Guarantees.
     C. We express no opinion or other assurance as to (i) the enforceability of any provision in the Indenture, the Exchange Notes or the Subsidiary Guarantees: (1) establishing standards for the performance of the obligations of good faith, diligence, reasonableness and care prescribed by, or of any of the obligations referred to in, the Covered Laws; (2) relating to indemnification, contribution or exculpation in connection with violations of any statutory duties or public policy by, or in connection with willful, reckless or unlawful acts or gross negligence or ordinary negligence of, the indemnified or exculpated party or the party receiving contribution; (3) relating to indemnification, contribution or exculpation of any party that a court would determine in the circumstances under applicable law to be insufficiently explicit or conspicuous; (4) waiving any rights to trial by jury; (5) purporting to create a trust or other fiduciary relationship; or (6) purporting to grant the right of setoff to an affiliate of a lender or a purchaser of a participation in the loans outstanding thereunder, permits the exercise of a right of setoff against amounts not then due or which constitutes a penalty or forfeiture; or (ii) the extent to which provisions providing for conclusive presumptions or determinations, non-effectiveness of oral modifications, powers of attorney, waiver of or consent to notice, service of process, jurisdiction and venue, waiver of offset, defenses or counterclaims, or judgment currency or permitting the care or disposition of collateral except in accordance with law, will be enforced.
     D. Our opinions as to enforceability are subject to the effect of generally applicable rules of law that: (i) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to the circumstances in which the unenforceable portion is not an essential part of the agreed exchange or that permit a court to reserve to itself a decision as to whether any provision of any agreement is severable; and (ii) limit the availability of a remedy under certain circumstances when another remedy has been elected.
     The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and to the extent expressly provided herein, the federal laws of the United States of America. To the extent that our opinions relate to laws of the State of Colorado, we have solely relied, without independent investigation, on the opinion of the General Counsel of the Company filed with the Registration Statement. We express no opinion or other assurance with respect to the choice of law or to the effect on the matters covered by this opinion of the laws of any jurisdiction other than as stated above in this paragraph.
     Our opinion on each legal issue addressed in this opinion represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute.
     We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulation of the SEC promulgated thereunder.

Very truly yours,
/s/ Lowenstein Sandler PC

Schedule I
Guarantors
(i)	VSS-Cambium Holdings II Corp.

(ii)	VSS-Cambium Holdings, LLC

(iii)	VSS-Cambium Holdings IV, LLC

(iv)	Cambium Learning, Inc.

(v)	Kurzweil/Intellitools, Inc.

(vi)	LAZEL, Inc.